Main Street Announces First Quarter 2013 Financial Results

First Quarter 2013 Distributable Net Investment Income Increased to $0.52 Per Share

HOUSTON, May 9, 2013 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") announced today its financial results for the first quarter ended March 31, 2013.

First Quarter 2013 Highlights

  Total investment income of $25.6 million, representing a 25% increase from the first quarter of 2012
  Net investment income of $17.3 million (or $0.50 per share), representing a 35% increase from the first quarter of 2012
  Distributable net investment income of $17.9 million (or $0.52 per share), representing a 33% increase from the first quarter of 2012 (1) (2)
  Net Asset Value of $18.55 per share at March 31, 2013 which represents an increase of $0.32 per share, or 2%, after excluding the effect of the $0.35 per share special dividend paid in January 2013, compared to $18.59 per share at December 31, 2012
  Paid regular monthly dividends of $0.45 per share, or $0.15 per share for each of January, February and March 2013, representing an 11% increase compared to the first quarter of 2012 dividends
  Declared regular monthly dividends of $0.465 per share, or $0.155 per share for each of April, May and June 2013, representing an 11% increase compared to the second quarter of 2012 dividends
  Paid first ever special cash dividend of $0.35 per share in January 2013
  Estimated spillover taxable income (taxable income in excess of dividends paid) at March 31, 2013 of $43.8 million, or $1.26 per share
  Completed $43.2 million in total lower middle market ("LMM") portfolio investments, including a $39.9 million investment in one new LMM portfolio company, which after aggregate repayments on debt principal from several LMM portfolio investments resulted in a net increase in the total LMM portfolio investments at March 31, 2013 of $30.3 million
  Net increase in middle market portfolio investments of $4.7 million from December 31, 2012
  Established a private loan ("Private Loan") portfolio and had a net increase in Private Loan portfolio investments of $8.3 million from December 31, 2012

In commenting on Main Street's results, Vincent D. Foster, Main Street's Chairman, President and Chief Executive Officer, stated, "The first quarter of 2013 was another strong quarter for Main Street, as we generated net investment income of $0.50 per share, which exceeded our regular monthly dividends paid for the quarter by over 10%. The strength and performance of our investment portfolio also continued to generate significant value, with the fair value of our portfolio investments increasing by over $10 million. This unrealized appreciation allowed us to largely offset the net asset value impact of our first special dividend of $0.35 per share, which we paid in January 2013."

First Quarter 2013 Operating Results

For the first quarter of 2013, total investment income was $25.6 million, a 25% increase over the $20.6 million of total investment income for the corresponding period of 2012. This comparable period increase was principally attributable to (i) a $3.6 million increase in interest income from higher average levels of portfolio debt investments and increased activity in the investment portfolio, (ii) a $1.0 million increase in dividend income from portfolio equity investments and (iii) a $0.4 million increase in fee income due to the increased activity in and size of the investment portfolio. The $5.0 million increase in investment income in the first quarter of 2013 includes a $1.2 million net decrease in investment income related to accelerated prepayment and repricing activity for certain portfolio debt investments and marketable securities investments when compared to the same period in 2012. This $1.2 million net decrease is due to the inclusion of $1.8 million of non-recurring investment income associated with debt repayment and financing activities in two LMM portfolio investments in investment income in the first quarter of 2012, partially offset by an increase in investment income related to higher accelerated prepayment and repricing activity of certain middle market portfolio debt investments of $0.6 million in the first quarter of 2013.

Share-based compensation expense of $0.6 million was recognized during the first quarter of 2013 related to non-cash amortization expense for restricted share grants. Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) increased to $7.8 million from $7.1 million for the corresponding period of 2012. This comparable period increase in cash operating expenses was principally attributable to higher compensation and related expenses of $0.4 million primarily as a result of additional personnel and a $0.2 million increase in other general and administrative expenses compared to the corresponding period of 2012. The ratio of our total operating expenses, excluding interest expense, as a percentage of our average total assets was 1.7% on an annualized basis for the three months ended March 31, 2013, compared to 2.0% for the comparable period in the prior year.

Distributable net investment income, which is net investment income before non-cash, share-based compensation expense, increased 33% to $17.9 million, or $0.52 per share, compared with $13.4 million, or $0.50 per share, in the corresponding period of 2012. (1) (2) The increase in distributable net investment income was primarily due to the higher level of total investment income partially offset by higher operating expenses due to the changes discussed above. Distributable net investment income on a per share basis for the first quarter of 2013 reflects (i) a decrease of approximately $0.06 per share from the comparable period in 2012 attributable to certain non-recurring items in such prior period and the comparable levels of accelerated prepayment and repricing activity for certain debt investments and marketable securities investments as discussed above and (ii) a greater number of average shares outstanding compared to the corresponding period in 2012 primarily due to the June 2012 and December 2012 follow-on stock offerings.

Distributable net realized income, which is net realized income before non-cash, share-based compensation expense, was $17.5 million, or $0.50 per share, compared with distributable net realized income of $21.6 million, or $0.80 per share, in the corresponding period of 2012. (1) (2) The $4.1 million decrease was primarily attributable to the decrease in net realized gain from investments of $8.5 million, partially offset by higher distributable net investment income in the first quarter of 2013 compared to the corresponding period of 2012 as discussed above. The $8.1 million net realized gain from investments during the first quarter of 2012 was primarily attributable to (i) realized gains totaling $11.9 million recognized on the full or partial exits of equity investments in two LMM portfolio companies and net realized gains related to middle market debt and marketable securities investments, partially offset by (ii) realized losses totaling $3.8 million on the full exits of investments in two LMM portfolio companies.

The net increase in net assets resulting from operations attributable to common stock during the first quarter of 2013 was $23.6 million, or $0.68 per share, compared with a net increase of $23.8 million, or $0.89 per share, in the first quarter of 2012. This $0.2 million decrease from the comparable period in the prior year was primarily the result of the decrease in net realized income as discussed above, partially offset by a $4.1 million increase in the net change in unrealized appreciation to $8.8 million in the first quarter of 2013, compared to $4.7 million for the comparable period in the prior year. The total net change in unrealized appreciation for the first quarter of 2013 of $8.8 million included a $10.0 million net change in unrealized appreciation from portfolio investments, partially offset by the net change in unrealized depreciation of $1.2 million on the Small Business Investment Company ("SBIC") debentures held by our wholly owned SBIC, Main Street Capital II, LP ("MSC II"). The $10.0 million net change in unrealized appreciation from portfolio investments for the first quarter of 2013 was principally attributable to (i) unrealized appreciation on 17 LMM portfolio investments totaling $10.3 million, partially offset by unrealized depreciation on 10 LMM portfolio investments totaling $4.3 million, and (ii) $4.7 million of net unrealized appreciation on the middle market investment portfolio, partially offset by (iii) accounting reversals of net unrealized appreciation from prior periods of $1.4 million related to portfolio investment exits and repayments. For the first quarter of 2013, we also recognized a net income tax provision of $2.1 million related to deferred taxes of $1.4 million and other taxes of $0.7 million. The deferred taxes related primarily to net unrealized appreciation on equity investments held in our taxable subsidiaries. The other taxes include $0.4 million related to an accrual for excise tax on our estimated spillover taxable income and $0.3 million related to accruals for state and other taxes.

Liquidity and Capital Resources

As of March 31, 2013, we had $26.2 million in cash and cash equivalents and $146.5 million of unused capacity under our credit facility (the "Credit Facility"), which we maintain to support our investment and operating activities. As of March 31, 2013, our net asset value totaled $645.2 million, or $18.55 per share.

In May 2013, we increased the size of our Credit Facility from $287.5 million to $352.5 million to support our continued growth. The $65.0 million increase in total commitments was the result of commitment increases by four lenders currently participating in the Credit Facility. The Credit Facility contains an upsized accordion feature which allows us to increase the total commitments under the facility up to $425 million from new or existing lenders on the same terms and conditions as the existing commitments. The Credit Facility includes an initial revolving period through September 2015 followed by a two-year term out period with a final maturity in September 2017, and contains two, one-year extension options which could extend both the revolving period and the final maturity by two years, subject to certain conditions, including lender approval. Borrowings under the Credit Facility bear interest on a per annum basis equal to the applicable LIBOR rate plus 2.5%. As of March 31, 2013, we had $141.0 million in outstanding borrowings under the Credit Facility, bearing interest at an annual interest rate of 2.7%.

As of March 31, 2013, we had $225 million of SBIC debentures outstanding which bear a weighted average fixed interest rate of approximately 4.8%, paid semi-annually, and mature ten years from original issuance. The weighted average remaining duration for the existing SBIC debentures is approximately 6.1 years as of March 31, 2013.

In April 2013, we further diversified our capital base and funding sources by completing the public offering of 6.125% senior notes due 2023 (the "Notes"). Upon completion of the base offering and the underwriters full exercise of their option to purchase additional Notes to cover over-allotments, we raised a total of $92.0 million, for net proceeds of $89.0 million after deducting underwriting discounts and estimated offering expenses payable by us. The Notes mature on April 1, 2023, and may be redeemed in whole or in part at any time or from time to time at our option on or after April 1, 2018. The Notes bear interest at a rate of 6.125% per year payable quarterly on January 1, April 1, July 1 and October 1 of each year, beginning July 1, 2013. The Notes are listed on the New York Stock Exchange and trade under the symbol "MSCA."

Lower Middle Market Portfolio Information (all as of March 31, 2013) (3)

We had debt and equity investments in 57 LMM companies collectively totaling approximately $520.3 million in fair value with a total cost basis of approximately $412.2 million. Approximately 76% of our LMM portfolio investments at cost were in the form of secured debt investments, and 93% of these debt investments were secured by first priority liens on the assets of the portfolio companies. The weighted average annual effective yield on our LMM portfolio debt investments was 14.2%. (4)

We had equity ownership in 93% of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 33%. The fair value of our LMM portfolio company equity investments was approximately 209% of the cost of such equity investments.

Based on information provided by our LMM portfolio companies, which we have not independently verified, the portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 2.0 to 1.0 and a total EBITDA to senior interest expense ratio of 3.0 to 1.0. Including all debt that is junior in priority to our debt position, these ratios were 2.3 to 1.0 and 2.8 to 1.0, respectively.

Based upon our internal investment rating system, with a rating of "1" being the highest and a rating of "5" being the lowest, the weighted average investment rating for our total LMM investment portfolio was 2.2 as of March 31, 2013 and 2.1 as of December 31, 2012.

Middle Market Portfolio Information (all as of March 31, 2013) (5)

We had middle market portfolio investments in 80 companies collectively totaling approximately $361.9 million in fair value with a total cost basis of approximately $354.4 million. Middle market portfolio investments primarily include investments made through direct or secondary purchases of interest-bearing debt securities in companies that are generally larger in size than our LMM portfolio companies and are included in the "Non-Control/Non-Affiliate investments" section of our balance sheet. The weighted average annual revenues for the 80 middle market portfolio company investments was approximately $557 million. Our middle market portfolio investments are primarily in the form of debt investments, and approximately 91% of such debt investments at cost were secured by first priority liens on portfolio company assets. The weighted average annual effective yield on our middle market portfolio debt investments was approximately 8.2%. (4)

Private Loan Portfolio Information (all as of March 31, 2013) (6)

During the first quarter of 2013, we began categorizing certain of our portfolio investments that were previously categorized as LMM portfolio investments or middle market portfolio investments as Private Loan portfolio investments to provide a separate classification based upon the nature in which such investments are originated. Private Loan portfolio investments primarily consist of investments in interest-bearing debt securities in companies that are consistent with the size of companies in our LMM portfolio or our middle market portfolio, but are investments which have been originated through strategic relationships with other investment funds on a collaborative basis. As part of classifying certain portfolio investments into the new Private Loan category, we reclassified 3 portfolio investments totaling $27.4 million in fair value as of December 31, 2012 that were previously categorized as LMM portfolio investments and 6 portfolio investments totaling $38.0 million in fair value as of December 31, 2012 that were previously categorized as middle market portfolio investments as Private Loan portfolio investments in the first quarter of 2013. All Private Loan portfolio investments are included in the "Non-Control/Non-Affiliate investments" section of our balance sheet.

We had Private Loan portfolio investments in 10 companies collectively totaling approximately $74.5 million in fair value with a total cost basis of approximately $73.8 million. The weighted average annual revenues for the 10 Private Loan portfolio company investments was approximately $193.8 million. Our Private Loan portfolio investments are primarily in the form of debt investments, and all such debt investments at cost were secured by first priority liens on portfolio company assets. The weighted average annual effective yield on our Private Loan portfolio debt investments was approximately 14.0%. (4)

Portfolio Quality

As of March 31, 2013, we had one investment with positive fair value on non-accrual status which comprised approximately 0.2% of the investment portfolio at fair value and, together with another fully impaired investment, comprised approximately 0.7% of the total investment portfolio at cost. Our total portfolio investments at fair value were approximately 113% of the related cost basis as of March 31, 2013.

First Quarter 2013 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, May 10, 2013 at 10:00 a.m. Eastern Time to discuss the first quarter 2013 financial results.

You may access the conference call by dialing 480-629-9692 or 877-941-8609 and quote passcode 4614825# at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, May 17, 2013 and may be accessed by dialing 303-590-3030 and using the passcode 4614825. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Form 10-Q for the quarterly period ended March 31, 2013 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's First Quarter 2013 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

(1)

Distributable net investment income and distributable net realized income are net investment income and net realized income, respectively, as determined in accordance with U.S. Generally Accepted Accounting Principles, or GAAP, excluding the impact of share-based compensation expense which is non-cash in nature.  Main Street believes presenting distributable net investment income, distributable net realized income, and related per share measures is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash.  However, distributable net investment income and distributable net realized income are non-GAAP measures and should not be considered as a replacement for net investment income, net realized income, and other earnings measures presented in accordance with GAAP.  Instead, distributable net investment income and distributable net realized income should be reviewed only in connection with such GAAP measures in analyzing Main Street's financial performance.  A reconciliation of net investment income and net realized income in accordance with GAAP to distributable net investment income and distributable net realized income is detailed in the financial tables included with this press release.

(2)	Per share amounts exclude the earnings attributable to the noncontrolling equity interests in MSC II for the first quarter of 2012.

(3)

All LMM portfolio information is calculated exclusive of Main Street's middle market portfolio investments, Private Loan portfolio investments, other portfolio ("Other Portfolio") investments, marketable securities and idle funds investments, and Main Street's investment in Main Street Capital Partners, LLC, the wholly owned investment manager (the "Investment Manager").  LMM portfolio company financial information has not been independently verified by Main Street.

(4)

Weighted average annual effective yield includes amortization of deferred debt origination fees and accretion of original issue discount, but excludes any liquidation fees payable upon repayment and any debt investments on non-accrual status.

(5)

All middle market portfolio information is calculated exclusive of Main Street's LMM portfolio investments, Private Loan investments, Other Portfolio investments, marketable securities and idle funds investments, and the Investment Manager. Middle market portfolio company financial information has not been independently verified by Main Street.

(6)

All Private Loan portfolio information is calculated exclusive of Main Street's LMM portfolio investments, middle market investments, Other Portfolio investments, marketable securities and idle funds investments, and the Investment Manager. Private Loan portfolio company financial information has not been independently verified by Main Street.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are in middle market businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street's common stock trades on the New York Stock Exchange ("NYSE") under the symbol "MAIN." In addition, Main Street has outstanding 6.125% Senior Notes due 2023, which trade on the NYSE under the symbol "MSCA."

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward-looking and provide other than historical information involve risks and uncertainties that may impact its future results of operations. The forward-looking statements in this press release are based on current conditions and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward-looking statements are reasonable, Main Street can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which its portfolio companies operate; changes in laws and regulations that may adversely impact its operations or the operations of one or more of its portfolio companies; the operating and financial performance of its portfolio companies; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in its filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

Contacts:
Main Street Capital Corporation
Dwayne Hyzak, CFO and Senior Managing Director
dhyzak@mainstcapital.com / 713-350-6000

Dennard - Lascar Associates
Ken Dennard / ken@dennardlascar.com
Ben Burnham / bburnham@dennardlascar.com
773-599-3745

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2013	2012

INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$ 6,534	$ 5,767
Affiliate investments	5,661	5,673
Non-Control/Non-Affiliate investments	13,138	8,147
Total interest, fee and dividend income	25,333	19,587
Interest from marketable securities, idle funds and other	311	972
Total investment income	25,644	20,559
EXPENSES:
Interest	(3,882)	(3,864)
General and administrative	(687)	(608)
Expenses reimbursed to affiliated Investment Manager	(3,189)	(2,657)
Share-based compensation	(603)	(581)
Total expenses	(8,361)	(7,710)
NET INVESTMENT INCOME	17,283	12,849

NET REALIZED GAIN (LOSS) FROM INVESTMENTS:
Control investments	-	(1,965)
Affiliate investments	-	9,232
Non-Control/Non-Affiliate investments	(343)	163
Marketable securities and idle funds investments	(59)	708
Total net realized gain (loss) from investments	(402)	8,138
NET REALIZED INCOME	16,881	20,987

NET CHANGE IN UNREALIZED
APPRECIATION (DEPRECIATION):
Portfolio investments	10,078	4,507
Marketable securities and idle funds investments	(67)	(29)
SBIC debentures	(1,212)	301
Investment in affiliated Investment Manager	-	(51)
Total net change in unrealized appreciation	8,799	4,728

Income tax provision	(2,051)	(1,876)
NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS	23,629	23,839
Noncontrolling interest	-	(54)
NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS
ATTRIBUTABLE TO COMMON STOCK	$ 23,629	$ 23,785

NET INVESTMENT INCOME PER SHARE -
BASIC AND DILUTED	$ 0.50	$ 0.48
NET REALIZED INCOME PER SHARE -
BASIC AND DILUTED	$ 0.49	$ 0.78
NET INCREASE IN NET ASSETS RESULTING FROM
OPERATIONS ATTRIBUTABLE TO COMMON
STOCK PER SHARE - BASIC AND DILUTED	$ 0.68	$ 0.89
DIVIDENDS PAID PER SHARE:
Regular monthly dividends	$ 0.45	$ 0.41
Special dividends	0.35	-
Total	$ 0.80	$ 0.41
WEIGHTED AVERAGE SHARES OUTSTANDING -
BASIC AND DILUTED	34,699,505	26,871,084

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(in thousands, except shares and per share amounts)

	March 31, 2013	December 31, 2012
	(Unaudited)
ASSETS

Portfolio investments at fair value:
Control investments (cost: $210,213 and $217,483 as of March 31, 2013 and December 31, 2012, respectively)	$ 272,698	$ 278,475
Affiliate investments (cost: $183,251 and $142,607 as of March 31, 2013 and December 31, 2012, respectively)	223,173	178,413
Non-Control/Non-Affiliate investments (cost: $474,917 and $456,975 as of March 31, 2013 and December 31, 2012, respectively)	489,620	467,543
Investment in affiliated Investment Manager (cost: $2,668 as of March 31, 2013 and December 31, 2012)	-	-

Total portfolio investments (cost: $871,049 and $819,733 as of March 31, 2013 and December 31, 2012, respectively)	985,491	924,431

Marketable securities and idle funds investments (cost: $0 and $28,469 as of March 31, 2013 and December 31, 2012, respectively)	-	28,535

Total investments (cost: $871,049 and $848,202 as of March 31, 2013 and December 31, 2012, respectively)	985,491	952,966

Cash and cash equivalents	26,221	63,517
Interest receivable and other assets	11,409	14,580
Deferred financing costs (net of accumulated amortization of $3,430 and $3,203 as of March 31, 2013 and December 31, 2012, respectively)	5,135	5,162

Total assets	$ 1,028,256	$ 1,036,225

LIABILITIES

SBIC debentures (par: $225,000 as of March 31, 2013 and December 31, 2012, par of $100,000 is recorded at a fair value of $87,679 and $86,467 as of March 31, 2013 and December 31, 2012, respectively)	$ 212,679	$ 211,467
Credit facility	141,000	132,000
Payable for securities purchased	6,990	20,661
Interest payable	1,128	3,562
Dividend payable	5,390	5,188
Deferred tax liability, net	13,158	11,778
Payable to affiliated Investment Manager	106	4,066
Accounts payable and other liabilities	2,595	4,527

Total liabilities	383,046	393,249
Commitments and contingencies

NET ASSETS

Common stock, $0.01 par value per share (150,000,000 shares authorized; 34,773,469 and 34,589,484 shares issued and outstanding as of March 31, 2013 and December 31, 2012, respectively)	348	346
Additional paid-in capital	550,637	544,136
Accumulated net investment income, net of cumulative dividends of $143,116 and $115,401 as of March 31, 2013 and December 31, 2012, respectively	25,437	35,869
Accumulated net realized gain/loss from investments (accumulated net realized gain from investments of $9,436 before cumulative dividends of 29,176 as of March 31, 2013 and accumulated net realized gain from investments of $9,838 before cumulative dividends of $28,993 as of December 31, 2012)	(19,740)	(19,155)

Net unrealized appreciation, net of income taxes	88,528	81,780

Total net asset value	645,210	642,976

Total liabilities and net assets	$ 1,028,256	$ 1,036,225

NET ASSET VALUE PER SHARE	$ 18.55	$ 18.59

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income and Distributable Net Realized Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Net investment income	$ 17,283	$ 12,849
Share-based compensation expense	603	581
Distributable net investment income (1)	17,886	13,430
Net realized income from investments	(402)	8,138
Distributable net realized income (1)	$ 17,484	$ 21,568

Per share amounts:
Distributable net investment income per share -
Basic and diluted (1)	$ 0.52	$ 0.50
Distributable net realized income per share -
Basic and diluted (1)	$ 0.50	$ 0.80

(1)

Distributable net investment income and distributable net realized income are net investment income and net realized income, respectively, as determined in accordance with U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and distributable net realized income, and related per share amounts, is useful and appropriate supplemental disclosure of information for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income and distributable net realized income are non-U.S. GAAP measures and should not be considered as a replacement to net investment income, net realized income, and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income and distributable net realized income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income and net realized income in accordance with U.S. GAAP to distributable net investment income and distributable net realized income is presented in the table above.